AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 1998.
                                                      REGISTRATION NO. 333-41383

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 6

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 PENTACON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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
              DELAWARE                               5085                              76-0531585
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                          9821 KATY FREEWAY, SUITE 500
                              HOUSTON, TEXAS 77024
                                 (713) 464-7770

               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                MARK E. BALDWIN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          9821 KATY FREEWAY, SUITE 500
                              HOUSTON, TEXAS 77024
                                 (713) 464-7770

               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

       CHRISTOPHER S. COLLINS                             CHARLES SZALKOWSKI
          MICHAEL C. BLANEY                              BAKER & BOTTS, L.L.P.
       ANDREWS & KURTH L.L.P.                               ONE SHELL PLAZA
    600 TRAVIS STREET, SUITE 4200                        910 LOUISIANA STREET
        HOUSTON, TEXAS 77002                             HOUSTON, TEXAS 77002
           (713) 220-4200                                   (713) 229-1234

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                EXPLANATORY NOTE

This Amendment No. 6 to Registration Statement on Form S-1, Registration
No. 333-41383, for Pentacon, Inc. is filed solely to complete Item 13 in Part II and to file certain exhibits as indicated in Part II.

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC Registration Fee................. $   17,923
NASD Filing Fee......................      6,576
Listing Fee..........................    118,725
Accounting Fees and Expenses.........  2,000,000
Legal Fees and Expenses..............    590,000
Printing Expenses....................    325,000
Transfer Agent's Fees................        750
Miscellaneous........................    200,000
                                      ----------
     Total........................... $3,258,974
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(1) The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article 7 of the Company's Amended and Restated Certificate of Incorporation states that:

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article 7 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     The Company intends to enter into indemnification agreements with each of its executive officers and directors.

     In November 1997, Messrs. Grossman and Pugh, each principals in MGCV, became officers of Alatec in order to assist in, facilitate and expedite the audit process in connection with the Offering. Alatec and Mr. List, its sole stockholder, have agreed to indemnify Messrs. Grossman and Pugh against various claims, damages, costs and expenses that might be incurred by them as officers of Alatec, including their execution of representation letters to Alatec's accountants.

     Under Section 7(b) of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify, under certain conditions, the Company, its officers and directors, and persons who control the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act of 1933. (The number of shares have been adjusted to account for a 2,380-for-1 split of the Common Stock effected after November 18, 1997.)

     (a) On March 31, 1997, the Company issued 2,380,000 shares of its Common Stock to MGCV for an aggregate price of $1,000.

     (b) On March 31, 1997, the Company issued warrants to purchase 50,000 shares of its Common Stock with an exercise price equal to the lesser of $8.00 or 60% of the public offering price; the warrants were issued for an aggregate price of $50 to two consultants providing services to the Company.

     (c) On November 18, 1997, the Company issued 450,000 shares of its Common Stock to certain executive officers for an aggregate price of $4,500.

     (d) See "Certain Transactions" for a discussion of the issuance of shares of Common Stock in connection with the Acquisitions.

     These transactions were completed without registration under the Securities Act of 1933 in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933.

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
ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

EXHIBIT
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

           1.1       --   Form of Underwriting Agreement.
           3.1+      --   Amended and Restated Certificate of Incorporation.
           3.2+      --   Bylaws.
           4.1+      --   Specimen Common Stock Certificate.
           5.1+      --   Opinion of Andrews & Kurth, L.L.P. as to the legality of the securities being registered.
          10.1+      --   Agreement and Plan of Organization respecting Alatec Products, Inc. dated as of December
                          1, 1997.
          10.2+      --   Agreement and Plan of Organization respecting AXS Solutions, Inc. dated as of December 1,
                          1997.
          10.3+      --   Agreement and Plan or Organization respecting Capitol Bolt & Supply, Inc. dated as of
                          December 1, 1997.
          10.4+      --   Agreement and Plan of Organization respecting Maumee Industries, Inc. dated as of December
                          1, 1997.
          10.5+      --   Agreement and Plan of Organization respecting Sales Systems, Limited dated as of December
                          1, 1997.
          10.6+      --   Employment Agreement with Mark Baldwin.
          10.7+      --   Employment Agreement with Bruce Taten.
          10.8+      --   Employment Agreement with Brian Fontana.
          10.9       --   Form of Officer and Director Indemnification Agreement.
          10.10+     --   Pentacon, Inc. 1998 Stock Plan.
          10.11+     --   Form of Waiver of Termination Rights and Schedule of Signatories
          10.12+     --   Form of Waiver and Schedule of Signatories
          10.13+     --   Form of Recontribution Agreement and Schedule of Signatories
          10.14      --   Employment Agreement with James Jackson.
          21.1+      --   List of Subsidiaries
          23.1+      --   Consent of Andrews & Kurth, L.L.P. (included in Exhibit 5.1).
          23.2+      --   Consent of Ernst & Young LLP.
          23.3+      --   Consent of McGladrey & Pullen, LLP.
          23.4+      --   Consent of Donald B. List to be appointed director.
          23.5+      --   Consent of Jack L. Fatica to be appointed director.
          23.6+      --   Consent of Michael W. Peters to be appointed director.
          23.7+      --   Consent of Benjamin E. Spence, Jr. to be appointed director.
          23.8+      --   Consent of Mary E. McClure to be appointed director.
          23.9+      --   Consent of Robert M. Chiste to be appointed director.
          23.10+     --   Consent of Clayton K. Trier to be appointed director.
          24.1+      --   Powers of Attorney (included in signature page set forth on page II-5).
          27.1+      --   Financial Data Schedule.
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+ filed previously.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the

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
matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

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
                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON MARCH 9, 1998.

                                          PENTACON, INC.

                                      By: /s/ BRUCE M. TATEN
                                              Bruce M. Taten, Senior Vice
                                              President, General Counsel
                                              and Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mark E. Baldwin and Bruce M. Taten, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relate to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

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                   SIGNATURE                                  TITLE                        DATE
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

                      *                           Chairman of the Board of          March 9, 1998
               MARK E. BALDWIN                    Directors, and Chief Executive
                                                  Officer (Principal Executive
                                                  Officer)

                      *                           Senior Vice President and         March 9, 1998
                BRIAN FONTANA                     Chief Financial Officer
                                                  (Principal Financial and
                                                  Accounting Officer)

                      *                           Director                          March 9, 1998
                CARY M. GROSSMAN

                      *                           Director                          March 9, 1998
                JEFFREY A. PUGH

              /s/BRUCE M. TATEN
               Bruce M. Taten, as attorney-in-fact
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